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                                                                    EXHIBIT 99.1


                                 RISK FACTORS

     The forward-looking statements contained in this Form 10-K are based on our predictions of future performance. As a result, you should not place undue reliance on these forward-looking statements. This Form 10-K contains certain forward-looking statements, including, without limitation, statements concerning the conditions in the semiconductor and semiconductor capital equipment industries, our operations, economic performance and financial condition, including in particular statements relating to our business and growth strategy and product development efforts. The words "believe," "expect," "anticipate," "intend" and other similar expressions generally identify forward-looking statements. Potential investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.

     These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties, including, without limitation other risks and uncertainties indicated from time to time in our filings with the SEC. Actual results could differ materially from these forward-looking statements. In addition, important factors to consider in evaluating such forward-looking statements include changes in external market factors, changes in our business or growth strategy or an inability to execute our strategy due to changes in our industry or the economy generally, the emergence of new or growing competitors and various other competitive factors. In light of these risks and uncertainties, there can be no assurance that the matters referred to in the forward-looking statements contained in this Form 10-K will in fact occur.

We have had significant net losses and we anticipate losses to continue.

     We have not reported net income since the first quarter of fiscal 1998. We reported a net loss for fiscal 1999 of $15.7 million and for fiscal 1998 of $1.0 million. Due to the current downturn in the semiconductor industry and the related downturn in the semiconductor capital equipment industry, weak economic conditions in the Asia Pacific region, including Japan, and other factors, we expect to remain unprofitable at least through the end of calendar 1999. We cannot predict how long we will continue to experience significant net losses or when we will become profitable.

Our performance is affected by the cyclicality of the semiconductor device industry which may, from time to time, lead to decreased demand for our products.

     The current downturn in the semiconductor industry has had a material adverse effect on our recent operating results. Our business depends upon the capital expenditures of semiconductor manufacturers, which, in turn, depend upon the current and anticipated market demand for semiconductors and products utilizing semiconductors. The semiconductor industry is cyclical and has historically experienced periodic downturns, which have often resulted in a decrease in the semiconductor industry's demand for capital equipment, including process control metrology systems. There is typically a six to twelve month lag between changes in the semiconductor industry and the related impact on the level of capital expenditures. In most cases, the resulting decrease in capital expenditures has been more pronounced than the precipitating downturn in semiconductor industry revenues. The semiconductor industry experienced downturns in 1998 and 1996, during which industry revenues declined by an estimated 8.4% and 6.4%, respectively, as reported by Dataquest. Dataquest forecasts that sales of semiconductor capital equipment will decrease by approximately 1.7% in calendar 1999 as compared to calendar 1998. Although there are indications that the semiconductor industry is beginning to recover, there can be no assurance that:

     .    the semiconductor industry will improve;
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     .    the semiconductor industry will not experience other, possibly more severe and prolonged, downturns in the future; or

     . any such recovery will result in increased demand for capital equipment by the semiconductor industry.

     The continuation of the current downturn or any future downturn in the semiconductor industry will have a material adverse effect on our business, financial condition and results of operations.

Our quarterly operating results have historically and may, in the future, vary significantly. This may result in volatility in the market price for our shares.

     Our quarterly operating results have historically and may, in the future, vary significantly. Some of the factors that may influence our operating results in a given quarter include:

     . customer demand, which is influenced by economic conditions in the semiconductor industry, demand for products that use semiconductors, market acceptance of our products and those of our customers, seasonality, changes in product mix, and the timing, cancellation or delay of customer orders and shipments;

     . competition, such as competitive pressures on prices of our products, the introduction or announcement of new products by us or our competitors and discounts that may be granted to certain customers;

     . fluctuations in the availability and cost of components, subassemblies and production capacity;

     .    expenses incurred in connection with litigation;

     . product development costs, such as increased research, development, engineering and marketing expenses associated with new products or product enhancements, and the effect of transitioning to new or enhanced products; and

     . levels of fixed expenses relative to revenue levels, including research and development costs associated with product development.

     During a given quarter, a significant portion of our revenue may be derived from the sale of a relatively small number of systems. Accordingly, a small change in the number of systems actually shipped may cause significant changes in operating results. In addition, because of the significantly different gross margins attributable to our two product lines, changes in product mix may cause fluctuations in operating results.

Our largest customers have historically accounted for a significant portion of our revenues. Accordingly, our business may be adversely affected by the loss of, or reduced purchases by, one or more of our large customers.

     If, for any reason, any of our key customers were to purchase significantly less of our products in the future, such decreased level of purchases could have a material adverse effect on our business, financial condition and results of operations. During fiscal 1999, sales to Intel Corporation and Advanced Micro Devices, Inc. accounted for approximately 23% and 18% of our net revenues, respectively, and sales to our top five customers in the aggregate accounted for approximately 53% of our net revenues. During fiscal 1998, sales to Intel Corporation accounted for approximately 23% of our net revenues, and sales to our top five customers in the aggregate accounted for approximately 45% of our net revenues. As customers seek to establish closer relationships with their suppliers, we expect that our customer base will continue to
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become more concentrated with a limited number of customers accounting for a significant portion of our revenues. See "Business--Customers" in our Form 10-K.

We operate in the highly competitive semiconductor capital equipment industry and compete against larger companies.

     We operate in the highly competitive semiconductor capital equipment industry and face competition from a number of competitors, some of which have greater financial, engineering, manufacturing and marketing resources and broader product offerings than Therma-Wave. We cannot assure you that our products will be able to compete successfully with the products of our competitors. Many of our competitors are investing heavily in the development of new products aimed at applications we currently serve. Our competitors in each product area can be expected to continue to improve the design and performance of their products and to introduce new products with competitive prices and performance characteristics. In addition, we believe that our competitors sometimes provide demonstration systems to semiconductor manufacturers at no cost. We could be required to employ similar promotions in order to remain competitive if this practice becomes more pervasive in the industry.

Competitive conditions in our industry may require us to reduce our prices.

     Due to competitive conditions in our industry, we have reduced prices on certain of our products in order to maintain our market share. There can be no assurance that competitive pressures will not necessitate further price reductions. Maintaining technological advantages to mitigate the adverse effect of pricing pressures will require a continued high level of investment by us in research and development and sales and marketing. There can be no assurance that we will have sufficient resources to continue to make such investments or that we will be able to make the technological advances necessary to maintain such competitive advantages. To the extent our products do not provide technological advantages over products offered by our competitors, we are likely to experience increased price competition or loss of market share with respect to such products.

We encounter difficulties in soliciting customers of our competitors because of high switching costs in the markets in which we operate.

     We believe that once a device manufacturer has selected a particular vendor's capital equipment, that manufacturer generally relies upon that vendor's equipment for that specific production line application and, to the extent possible, subsequent generations of that vendor's systems. Accordingly, it may be difficult to achieve significant sales to a particular customer once another vendor's capital equipment has been selected by that customer unless there are compelling reasons to do so, such as significant performance or cost advantages.

Our business may be adversely impacted as a result of our substantial leverage, which requires the use of a substantial portion of our excess cash flow and may limit our access to additional capital.

     We incurred substantial indebtedness in connection with our recapitalization, which occurred on May 16, 1997. We currently are required to make annual cash interest payments totaling $12.2 million relating to our outstanding $115.0 million 10 5/8% senior notes which represented approximately 96% of our operating cash flows during fiscal 1999. Interest payments as a percentage of operating cash flows can be expected to fluctuate in the future depending primarily upon our net income (loss) and outstanding debt balance. As of March 31, 1999, we had unused borrowing capacity of $17.0 million under our bank credit facility. Furthermore, subject to the restrictions in our senior bank credit facility and the indenture relating to our 10 5/8% senior notes, we may incur additional indebtedness, including secured indebtedness, from
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time to time to finance acquisitions, capital expenditures and working capital, redeem our Preferred Stock, make certain deferred bonus payments to our executive officers or for other purposes.

     The level of our indebtedness could have important consequences for us. The following summarizes the material consequences:

     . a substantial portion of our cash flow from operations must be dedicated to the repayment of indebtedness and will not be available for other purposes;

     . our future ability to obtain additional debt financing for working capital, capital expenditures, acquisitions or other purposes may be limited; and

     . our level of indebtedness has in the past, and could in the future, limit our flexibility in reacting to changes in the industry, general economic conditions and our ability to withstand a prolonged downturn in the semiconductor and/or semiconductor capital equipment industries.

     Most of our competitors currently operate on a less leveraged basis and have significantly greater operating and financing flexibility than we do.

A breach of any of the restrictive covenants in our senior notes indenture or our bank credit facility could result in a default under our senior note indenture and/or our bank credit facility. If the bank accelerates all amounts owing under the bank credit facility because of a default under the bank credit facility and we are unable to pay such amounts, the bank has the right to foreclose on our assets, including the capital stock pledged as security under our bank credit facility.

     The indenture relating to our senior notes and our bank credit facility contain restrictive covenants. In addition, our bank credit facility requires us to maintain specified financial ratios and satisfy financial condition tests at the end of each fiscal quarter. In June 1998, we amended our bank credit facility to adjust the financial tests requiring us to maintain minimum levels of EBITDA during each six-month period ending on the last day of each fiscal quarter and minimum levels of cumulative EBITDA from April 7, 1996 to the last day of each fiscal quarter. These amendments were effected in light of the impact of the downturn in the semiconductor industry on our operating results. Without these amendments to our bank credit facility, on June 30, 1998, we would have violated the financial test relating to the maintenance of minimum levels of EBITDA for the six-month period ending on such date. These adjustments relate to periods prior to March 31, 2000. For periods after that time, the financial tests and covenants contained in the original agreement will apply. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and there can be no assurance that we will meet those tests. A breach of any of these covenants could result in a default under our bank credit facility and/or the indenture relating to our senior notes. Substantially all of our assets and those of our subsidiaries, together with all of the capital stock of any domestic subsidiary and 65% of the capital stock of each of our first-tier foreign subsidiaries, are pledged as security under our bank credit facility. If the bank accelerates all amounts owing under the bank credit facility because of a default under the bank credit facility and we are unable to pay such amounts, the bank has the right to foreclose on our assets, including the capital stock pledged as security under our bank credit facility.

Our future growth depends on our ability to develop new and enhanced products for the semiconductor industry. We cannot assure you that we will be successful in our product development efforts or that our new products will gain general market acceptance.

     Our future growth will depend, in part, on our ability to design, develop, manufacture, assemble, test, market and support new products and enhancements on a timely and cost-effective basis. Our failure to successfully identify new product opportunities or to develop, manufacture, assemble or introduce new products could have a material adverse effect on our growth prospects. For example, we expect our product development efforts to include combining separate metrology systems into one tool, implementing in-situ
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systems and networking these systems together. In-situ systems allow us to measure product wafers and monitor process equipment during the semiconductor fabrication process. We are also developing the Meta-Probe system, which is a thin film metrology system specifically designed to measure the thickness and material properties of opaque and metallic thin films. We cannot assure you that we will not experience difficulties or delays in our development efforts with respect to these products or that we will be successful in developing these products. In addition, we cannot assure you that these products will gain market acceptance or that we will not experience reliability or quality problems.

Rapid technological changes in our industry will require us to continually develop new and enhanced products.

     Our industry is characterized by rapid technological changes and the need to develop and introduce new products to meet customers' expanding needs and evolving industry standards. There can be no assurance that we will successfully develop and bring new products to market in a timely and cost-effective manner, that any product enhancement or new product developed by us will gain market acceptance, or that products or technologies developed by others will not render our products or technologies obsolete or noncompetitive. A fundamental shift in technology in our product markets could have a material adverse effect on us, particularly in light of the fact that we currently derive substantially all of our revenues from sales of our two product families, the Opti-Probe and Therma-Probe.

Our business could be adversely affected if we are unable to protect our proprietary technology or if we infringe on the proprietary technology of others.

     Our future success and competitive position depend in part upon our ability to obtain and maintain proprietary technology used in our principal product families, and we rely, in part, on patent, trade secret and trademark law to protect that technology. We have obtained a number of patents relating to our two key product families, the Opti-Probe and Therma-Probe, and have filed applications for additional patents. There can be no assurance that any of our pending patent applications will be approved, that we will develop additional proprietary technology that is patentable, that any patents owned by or issued to us will provide us with competitive advantages or that these patents will not be challenged by any third parties. Furthermore, there can be no assurance that third parties will not design around our patents. Any of the foregoing results could have a material adverse effect on our business, financial condition or results of operations.

     In addition to patent protection, we rely upon trade secret protection for our confidential and proprietary information and technology. We routinely enter into confidentiality agreements with our employees. However, there can be no assurance that these agreements will not be breached, that we will have adequate remedies for any breach or that our confidential and proprietary information and technology will not be independently developed by or become otherwise known to third parties.

     Our commercial success will also depend, in part, on our ability to avoid infringing or misappropriating any patents or other proprietary rights owned by third parties. If we are found to infringe or misappropriate a third party's patent or other proprietary rights, we could be required to pay damages to such third party, alter our products or processes, obtain a license from the third party or cease certain activities, including making or selling certain products. If we are required to do any of the foregoing, there can be no assurances that we will be able to do so on commercially favorable terms, if at all. Our inability to do any of the foregoing on commercially favorable terms could have a material adverse impact on our business, financial condition or results of operations.
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Protection of our intellectual property rights, or third parties seeking to enforce their own intellectual property rights against us, may result in litigation, the cost of which could be substantial. We are currently involved in litigation regarding our thin-film thickness measuring technology.

     We may be required to initiate litigation in order to enforce any patents issued to or licensed to us or to determine the scope and/or validity of a third party's patent or other proprietary rights. In addition, we may be subject to lawsuits by third parties seeking to enforce their own intellectual property rights. Any such litigation, regardless of outcome, could be expensive and time consuming and, as discussed above in the prior risk factor, could subject us to significant liabilities or require us to cease using certain technology and, consequently, could have a material adverse effect on our business, financial condition or results of operations. We are currently involved in litigation with KLA-Tencor Corporation regarding our thin-film thickness measuring technology. See "Business--Legal Proceedings."

We will need to be able to attract and retain key personnel with knowledge of instruments used in semiconductor manufacturing processes to help support our future growth. Competition for such personnel in our industry is high.

     Our success depends to a significant degree upon the continued contributions of key management, engineering, sales and marketing, customer support, finance and manufacturing personnel. The loss of the services of certain personnel, who would be extremely difficult to replace, could have a material adverse effect on us. There can be no assurance that the services of such personnel will continue to be available to us. We have employment agreements with certain members of our senior management team, including Messrs. Rosencwaig, Schwartz, Christie, Smith, Opsal and Willenborg. In addition, we maintain and are the named beneficiary under key-man life insurance policies for Messrs. Rosencwaig, Willenborg and Opsal in the amounts of $500,000, $100,000 and $250,000, respectively. To support our future growth, we will need to attract and retain additional qualified employees. Competition for such personnel in our industry is high, and we cannot be certain that we will be successful in attracting and retaining such personnel. See "Compensation of our Executive Officers--Employment Agreements."

Our operations are characterized by the need for continued investment in research and development and, as a result, our ability to reduce costs is limited.

     Our operations are characterized by the need for continued investment in research and development and extensive ongoing customer service and support capability. As a result, our operating results could be materially adversely affected if our level of revenues are below expectations. In addition, because of our emphasis on research and development and technological innovation, there can be no assurance that our operating costs will not increase in the future. We expect the level of research and development expenses to increase in the near future in both absolute dollar terms and as a percentage of our revenues.

We obtain some of the components and subassemblies included in our systems from a single source or limited group of suppliers, the partial or complete loss of which could have at least a temporary adverse effect on our operations.

     Some of the components and subassemblies included in our systems are obtained from a single source or a limited group of suppliers. From time to time, we have experienced temporary difficulties in receiving orders from some of these suppliers. Although we seek to reduce dependence on these sole and limited source suppliers, the partial or complete loss of these sources could have at least a temporary adverse effect on our results of operations and damage customer relationships. Further, a significant increase in the price of one or more of these components or subassemblies could materially adversely affect our results of operations.
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We are subject to risks associated with manufacturing all of our products at a single facility. Any prolonged disruption in the operations of that facility could have a material adverse effect on our business.

     We produce all of our products in our manufacturing facility located in Fremont, California. Our manufacturing processes are highly complex, require sophisticated and costly equipment and a specially designed facility. As a result, any prolonged disruption in the operations of our manufacturing facility, whether due to technical or labor difficulties, destruction of or damage to this facility as a result of an earthquake, fire or any other reason, could have a material adverse effect on our business, financial condition or results of operations.

We rely upon manufacturers' sales representatives for a significant portion of our sales. A disruption in our relationship with any sales representative could have a material adverse effect on our business.

     Approximately 50% of our sales have historically been made through manufacturers' sales representatives. The activities of these representatives are not within our control, and they may sell products manufactured by other manufacturers. In addition, in some locations our manufacturing sales representatives also provide field service to our customers. A reduction in the sales efforts or financial viability of such manufacturers' sales representatives, or a termination of our relationship with such representatives, could have a material adverse effect our sales, financial results and ability to support our customers. Although we believe that we maintain good relations with our sales representatives, there can be no assurance that such relationships will continue.

Our net sales and results of operations can be adversely affected by the instability of Asian economies, from which we derive a significant portion of our revenues.

     Our sales to customers in Asian markets represented approximately 40% and 33% of total net revenues for fiscal 1998 and 1999, respectively. Companies in the Asia Pacific region, including Japan, Korea and Taiwan, each of which accounts for a significant portion of our business in that region, have experienced weaknesses in their currency, banking and equity markets over the last 18 months. These weaknesses began to adversely affect our sales to semiconductor device and capital equipment manufacturers located in these regions in the fourth quarter of calendar 1997 and have continued to adversely affect them in 1998. Although we have recently received an increased level of orders from customers in the Asia Pacific region, we expect that turbulence in the Asian markets could adversely affect our sales at least through the end of calendar 1999.

We are subject to certain operational, financial, political and foreign exchange risks due to our significant level of international sales.

     International sales accounted for approximately 52% and 69% of our total revenues for fiscal 1998 and 1999, respectively. We anticipate that international sales will continue to account for a significant portion of our revenue in the foreseeable future. Due to the significant level of our international sales, we are subject to material risks which include:

     .    unexpected changes in regulatory requirements;

     .    tariffs and other market barriers;

     .    political and economic instability;

     .    potentially adverse tax consequences;

     .    outbreaks of hostilities;
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     .    difficulties in accounts receivable collection;

     .    extended payment terms;

     .    difficulties in managing foreign sales representatives; and

     .    difficulties in staffing and managing foreign branch operations.

In addition, the laws of certain countries in which our products are or may be sold may not provide our products and intellectual property rights with the same degree of protection as the laws of the United States.

     A substantial portion of our international sales are denominated in U.S. dollars. As a result, changes in the values of foreign currencies relative to the value of the U.S. dollar can render our products comparatively more expensive. Such conditions could negatively impact our international sales.

Our failure to identify and remediate all material Year 2000 risks could significantly disrupt our business if we are forced to devote substantial resources to Year 2000 remediation efforts, or if Year 2000 problems among our suppliers or customers cause delays in shipping or receiving products.

     We have implemented a multi-phase Year 2000 project consisting of assessment and remediation, and testing following remediation. We cannot, however, be certain that we have identified all of the potential risks. Failure by us to identify and remediate all material Year 2000 risks could adversely affect our business, financial condition and results of operations. We have identified the following risks you should be aware of:

     . we cannot be certain that the entities on whom we rely for certain goods and services that are important for our business will be successful in addressing all of their software and systems problems in order to operate without disruption in the year 2000 and beyond;

     . our customers or potential customers may be affected by Year 2000 issues that may, in part:

          --cause a reduction, delay or cancellation of customer orders

          --cause a delay in payments for products shipped

          --cause customers to expend significant resources on Year 2000 compliance matters, rather than investing in our products; and

     . we have not developed a contingency plan related to a failure of our, or a third-party's, Year 2000 remediation efforts and may not be prepared for such an event.

     Further, while we have made efforts to notify our customers who have purchased potentially non-compliant products, we cannot be sure that such customers will not assert claims against us alleging that such products should have been Year 2000 compliant at the time of purchase, which could result in costly litigation and divert management's attention.

One of our stockholders, Bain Capital, Inc., will continue to have significant influence over our business, and could delay, deter or prevent a change of control or other business combination.

     Three of the seven directors serving on our board are representatives of Bain Capital, Inc. By virtue of such stock ownership and board representation, Bain Capital, Inc. will continue to have a significant influence over all matters submitted to our stockholders, including the election of our directors, and to exercise significant control over our business, policies and affairs. Such concentration of voting power
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could have the effect of delaying, deterring or preventing a change of control of Therma-Wave or other business combination.